                                                                   EXHIBIT 10.17

                             EMPLOYMENT AGREEMENT

     Agreement made as of February 1, 1993, between Cell Pathways, Inc. (the "Company") with its principal office at 5620 N. Kolb, Tucson, Arizona 85715 and Rifat Pamukcu (the "Executive").

                                   Witnesseth

     Whereas, the Company desires to induce the Executive to accept the position as the Company's Vice President of Product Development upon and subject to the terms herein provided; and

     Whereas, Executive desires to accept such employment with the Company upon and subject to the terms herein provided.

     Now, Therefore, in consideration of the premises and the mutual agreements and undertakings herein set forth, the parties hereto covenant and agree as follows:

     Section 1. Compensation and Term. The Company will pay Executive for his services at an initial annual rate of One Hundred Ten Thousand Dollars ($110,000) payable in accordance with normal Company practice, but in any event not less often than monthly, subject only to such payroll and withholding deductions as are required by law. The Company and Executive may mutually agree from time to time to change such annual rate of compensation. The Executive will be eligible for a Thirty Thousand Dollar ($30,000) cash bonus based upon the successful achievement of certain milestones to be mutually agreed upon by the Company and the Executive. Subject to provisions of Section 8, the term of the Agreement shall be for one (1) year and will automatically be renewed for additional one (1) year periods unless either party notifies the other party in writing prior to 30 days before an automatic renewal would have occurred.

     Section 2. Office and Duties. Executive shall have the duties of Vice President of Product Development. Executive covenants and agrees that during the term of this agreement he will devote all of his working time, attention and efforts to the performance of his duties hereunder and will not engage in any other employment or business activities without the approval of the Board of Directors of the Company. Notwithstanding the foregoing, the Company acknowledges that Executive may have existing contractual commitments to be met as of the date hereof, and Executive may take such steps as may be necessary.
to fulfill those contractual commitments for a period of up to ninety (90) days after the date of this Agreement.

     Section 3. Expenses. Executive shall be entitled to reimbursement for expenses incurred by him in connection with the performance of this duties hereunder upon receipt of vouchers therefore in accordance with such procedures as the Company has heretofore or may hereafter establish.

                                      1.

     Section 4. Relocation Expense Reimbursement. Executive shall be entitled to a reimbursement of all actual costs up to a maximum of Twenty Five Thousand Dollars ($25,000) to relocate himself and his family. The Company expects that the Executive will relocate as soon as possible, but in no event later than February 1, 1994.

     Section 5. Vacation During Employment. Executive shall be entitled to such reasonable vacation as may be allowed by the Company in accordance with general practices the Company has heretofore or may hereafter establish, but in any event not less than four (4) weeks per year.

     Section 6. Additional Benefits. To the extent he is otherwise eligible, Executive and his qualified dependents shall be entitled to participate in all group insurance programs, retirement plans, profit sharing plans or other fringe benefit plans which the Company in its sole and absolute discretion makes available in general to its employees.

     Section 7. Severance Pay. In the event that the employment of the Executive is terminated pursuant to Section 8(c) or 8(e) the Company shall continue to pay Executive compensation equivalent to nine (9) months or until Executive obtains a new job, whichever is earlier, at the heretofore described rate and Executive will be provided with the opportunity to participate in group insurance programs under terms equivalent to those available under COBRA.

     Section 8. Termination of Employment. Notwithstanding any other provision of this Agreement:

          (a) Death. Executive's employment shall terminate immediately in the event of Executive's death during the term of his employment, in which event, base salary shall be discontinued.

          (b) Disability. The Company may terminate this Agreement after having established the Executive's Disability. For purpose of this Agreement, the term "Disability" shall mean an injury or illness which prevents the Executive from substantially performing his duties and responsibilities for a period of one hundred eighty (180) days with sixty (60) of those days paid.

          (c) Involuntary Termination. The Company may terminate the Executive at any time during the term of this Agreement. In the event that the employment of the Executive is terminated by the Company, the Company shall continue to pay Executive his full base compensation in accordance with the severance provisions of Section 7.

          (d) Voluntary Termination. The Executive may voluntarily terminate his employment at any time, in which event he shall receive no severance pay other than accrued salary, vacation and any other such compensation, if any, which is applicable and is generally required to be paid to terminating employees.

                                      2.

          (e) For Good Reason. The Executive may terminate his employment at any time for Good Reason. "Good Reason" shall mean the assignment to Executive of any duties materially inconsistent with the duties and responsibilities of Executive described in Section 2 of this Agreement, or any other action of the Company which results in a substantial diminution in such position, authority, duties or responsibilities.

          (f) Cause. The Company may terminate the Executive's employment for Cause. For purposes of the Agreement, the term "Cause" shall mean (i) an act or acts of dishonesty on the Executive's part which are intended to result in his personal enrichment at the expense of the Company or which materially harms the Company (ii) a violation of Company policies which result in material injury to the Company which are not corrected after written warning or (iii) the Executive has failed to comply with specific directions given by the Company's CEO after two (2) written warnings not less than 30 days apart together with a majority vote for termination by the Board of Directors. If the Executive's employment is terminated for Cause, the Company shall pay the Executive his full base salary through the date of termination and the Company shall have no further obligations to the Executive under this Agreement.

     Section 9. Non-Competition and Confidentiality Agreement. Concurrently with the execution hereof, Executive shall execute and deliver a Non-Competition and Confidentiality Agreement in the form of Exhibit A hereto.

     Section 10. Amendments. This Agreement may not be amended nor shall any waiver, change, modification, consent or discharge be effected except by an instrument in writing executed by or on behalf of the party against whom enforcement of any waiver, change, modification, consent or discharge is sought.

     Section 11. No Conflict. Executive represents and warrants to the Company that he is not now under any obligations to any person, firm or corporation, and has no other interest which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair, in any way, the performance by him of any of the covenants or his duties in his said employment.

     Section 12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

     Section 13. Approval by the Board of Directors. This Agreement must be approved by the Board of Directors of the Company prior to its becoming effective.

                                      3.

     In Witness Whereof, the parties have executed or caused to be executed this Agreement as of the date first above written.

                                 Cell Pathways, Inc.


                                 By: /s/ Richard H. Troy
                                    -------------------------------------
                                     Richard H. Troy

                                     /s/ Rifat Pamukcu
                                    -------------------------------------
                                    Rifat Pamukcu, Executive

                                      4.